EXHIBIT 99.1

Behringer Harvard Acquires Multifamily Community for
Active Seniors in Affluent Orange County, California

DALLAS, January 6, 2010 — Behringer Harvard announced today its acquisition of San Sebastian, an age-restricted multifamily community, through a strategic alliance with Phoenix-based Alliance Residential. San Sebastian provides 134 apartment homes on a three-acre site at 24299 Paseo de Valencia in Laguna Woods, an affluent area in Orange County, California approximately 35 miles southeast of Los Angeles.

“San Sebastian represents a strategic complement to the substantial presence we are building in the southern California multifamily market,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “With its high-end finishes and lush grounds, San Sebastian offers an experience similar to living at a luxury resort. This makes San Sebastian truly unique — there is no other comparable apartment community in the area.”

Completed in 2009, San Sebastian will soon begin lease-up. The luxurious Santa Barbara-style community offers vibrant social spaces and a leisurely ambiance designed for active seniors “55 or better” who appreciate resort-style living and a carefree lifestyle. Amenities include a pool and spa, fountain-centered patios with outdoor barbecues, state-of-the-art fitness center, theater-style media room and rooftop terrace with fireside lounge. Apartments are offered in three single-level floor plans with an average of 1,324 square feet each, and most plans provide two bedrooms and two baths. Interior finishes include raised-panel doors with bronze hardware and condo-quality kitchens with granite countertops, stainless steel appliances and maple cabinetry. Stackable, full-size washers and dryers are provided, and handset ceramic tile or wood flooring is available in the kitchen, entry and baths.

The San Sebastian community is immediately surrounded by retail venues including Laguna Hills Mall, grocery stores, restaurants and healthcare facilities including Saddleback Memorial Medical Center. John Wayne Airport is less than 10 miles away, and residents are only six miles from downtown Laguna Beach and the recreational amenities of the Orange County coastline.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for large Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 20 multifamily communities in 11 states providing a total of 5,600 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

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This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Barbara Marler
Richards Partners	Chief Administrative Officer	Behringer Harvard
katie_myers@richards.com	Behringer Harvard	bmarler@behringerharvard.com
214.891.5842	jmattox@behringerharvard.com	469.341.2312
866.655.3600

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